Filed Pursuant to Rule 424(b)(3)

File Number 333-177962

PROSPECTUS SUPPLEMENT NO. 1

to Prospectus dated November 28, 2011

(Registration No. 333-177962)

OPKO HEALTH, INC.

4,494,380 shares

of

Common Stock

This Prospectus Supplement No. 1 supplements our Prospectus dated November 28, 2011 (the “Prospectus”). You should read this Prospectus Supplement No. 1 together with the Prospectus. This Prospectus Supplement No. 1 includes the attached Form 8-K as filed by us with the Securities and Exchange Commission on December 29, 2011.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

An investment in our common stock involves a high degree of risk. See “Risk Factors” on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 29, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

OPKO Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd

Miami, Florida 33137

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 575-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Pursuant to a Stock Purchase Agreement dated December 20, 2011 (the “Purchase Agreement”) by and among OPKO Health, Inc., a Delaware corporation (the “Company”), FineTech Pharmaceutical Ltd., an Israeli corporation (“FineTech”), Arie Gutman, FineTech’s sole shareholder (“Seller”), and OPKO Holdings Israel Ltd, an Israeli corporation and a wholly owned subsidiary of the Company (the “Buyer”), the Buyer purchased all of the issued and outstanding shares of FineTech for $27.5 million, of which $10 million was paid in cash at closing and $17.5 million was paid in shares of the Company’s common stock (“Common Stock”). The transaction closed on December 29, 2011.

In connection with the transaction, the Company issued 2,995,868 shares of Common Stock to the Seller and deposited an additional 619,835 shares of Common Stock into an escrow account to secure the indemnification obligations of the Seller under the Purchase Agreement. The Common Stock was issued in reliance upon an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

Item 3.01	Unregistered Sale of Equity Securities.

The information required to be reported under this Item is incorporated by reference to Item 2.01 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On December 29, 2011, the Company issued a press release announcing the closing of the transaction with FineTech. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Pursuant to Item 9.01(a)(4) of Form 8-K, the Company intends to file all financial statements required by this item, if any, by an amendment to this Current Report on Form 8-K to be filed within 71 calendar days after the date this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

Pursuant to Item 9.01(b)(2) of Form 8-K, the Company intends to file all pro forma financial information required by this item, if any, by an amendment to this Current Report on Form 8-K to be filed within 71 calendar days after the date this Current Report on Form 8-K must be filed.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated December 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

By	/s/ Rao Uppaluri

Name:	Rao Uppaluri
Title:	Senior Vice President, Chief Financial Officer

Date December 29, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company dated December 29, 2011.

Exhibit 99.1

OPKO Completes Acquisition of FineTech Pharmaceutical Ltd.

MIAMI, FL – December 29, 2011 – OPKO Health, Inc. (NYSE: OPK) announced that it has completed the acquisition of FineTech Pharmaceutical Ltd., a profitable Israeli company which develops and produces high value, high potency active pharmaceutical ingredients (APIs) using its proprietary technology and know-how in complex organic syntheses.

Phillip Frost, M.D., OPKO’s Chairman and Chief Executive Officer, commented, “We look forward to working together with FineTech’s talented personnel to develop our pipeline of proprietary peptoids and other molecules for diagnostic and therapeutic products.”

About OPKO Health, Inc.

We are a multi-national biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging our discovery, development and commercialization expertise and our novel and proprietary technologies.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding our ability to develop our pipeline of proprietary peptoids and molecules for diagnostic and therapeutic products, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including that any of our products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

SOURCE: OPKO Health, Inc.

Steven D. Rubin, 305 575-4100